Exhibit 21

                           Subsidiaries of Registrant


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                                          SUBSIDIARIES OF THE REGISTRANT


                                                                             Percent      State of
                                                                                of      Incorporation
Parent                           Subsidiary                                 Ownership  or Organization
-------------------------------  ------------------------------------------ ---------- ---------------

WesterFed Financial Corporation  Western Security Bank                        100%         Federal
Western Security Bank            Monte Mac I                                  100%         Montana
Western Security Bank            Western Security Investment Services, Inc.   100%         Montana
Western Security Bank            Service Corporation of Montana               100%         Montana

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